TEMPUR SEALY REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS
-Reports Fourth Quarter 2022 Net Sales of $1.2 Billion and EPS of $0.57
- Increased Quarterly Dividend 10% to $0.11 per share
-Targeting Sales and Adjusted EPS Growth in 2023

LEXINGTON, KY, February 9, 2023 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the fourth quarter and year ended December 31, 2022. The Company also issued financial guidance for the full year 2023.

FOURTH QUARTER 2022 KEY HIGHLIGHTS

•Total net sales decreased 12.7% to $1,187.4 million as compared to $1,359.6 million in the fourth quarter of 2021, with a decrease of 12.2% in the North America business segment and a decrease of 14.3% in the International business segment.
•Gross margin was 41.2% as compared to 44.5% in the fourth quarter of 2021. Adjusted gross margin(1) was 41.6% in the fourth quarter of 2022. There were no adjustments to gross margin in the fourth quarter of 2021.
•Operating income decreased 41.3% to $147.1 million as compared to $250.8 million in the fourth quarter of 2021. Adjusted operating income(1) was $156.8 million in the fourth quarter of 2022. There were no adjustments to operating income in the fourth quarter of 2021.
•Net income decreased 42.2% to $101.7 million as compared to $175.8 million in the fourth quarter of 2021. Adjusted net income(1) decreased 45.3% to $96.2 million as compared to $175.9 million in the fourth quarter of 2021.
•Earnings per diluted share ("EPS") decreased to $0.57 as compared to $0.88 in the fourth quarter of 2021. Adjusted EPS(1) decreased 38.6% to $0.54 as compared to $0.88 in the fourth quarter of 2021.

SUMMARY FINANCIAL INFORMATION

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change	Year Ended		% Reported Change
	December 31, 2022	December 31, 2021		December 31, 2022	December 31, 2021
Net sales	$1,187.4	$1,359.6	(12.7)%	$4,921.2	$4,930.8	(0.2)%
Net income	$101.7	$175.8	(42.2)%	$455.7	$624.5	(27.0)%
Adjusted net income(1)	$96.2	$175.9	(45.3)%	$467.9	$651.7	(28.2)%
EPS	$0.57	$0.88	(35.2)%	$2.53	$3.06	(17.3)%
Adjusted EPS (1)	$0.54	$0.88	(38.6)%	$2.60	$3.19	(18.5)%

Company Chairman and CEO Scott Thompson commented, "Our fourth quarter and full year results are the second best sales and adjusted net income results for like periods in the Company's history. Although the robust market we experienced in 2021 represented a challenging comparison for 2022, we outperformed the global bedding market, expanding our leading position in the global industry. We continued to invest in industry-leading product innovation and advertising spend, expand our manufacturing capacity, drive omni-channel expansion worldwide, and execute on our balanced capital allocation strategy. As we enter 2023, we expect success across our brand, product, and omnichannel initiatives to deliver growth on both the top and bottom line as the industry experiences a stable but subdued demand environment."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights: Fourth Quarter 2022

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales decreased 12.2% to $932.3 million as compared to $1,062.1 million in the fourth quarter of 2021. This decline was primarily driven by macroeconomic pressures impacting U.S. consumer behavior. Gross margin was 37.4% as compared to 41.6% in the fourth quarter of 2021. Adjusted gross margin(1) was 37.9% in the fourth quarter of 2022. There were no adjustments to gross margin in the fourth quarter of 2021. Operating margin was 14.6% as compared to 21.6% in the fourth quarter of 2021. Adjusted operating margin(1) was 15.1% in the fourth quarter of 2022. There were no adjustments to operating margin in the fourth quarter of 2021.

North America net sales through the wholesale channel decreased $123.7 million, or 13.2%, to $812.9 million as compared to the fourth quarter of 2021. North America net sales through the direct channel decreased $6.1 million, or 4.9%, to $119.4 million, as compared to the fourth quarter of 2021.

North America adjusted gross margin(1) declined 370 basis points as compared to gross margin in the fourth quarter of 2021. The decline was primarily driven by operational headwinds and unfavorable mix related to the prior year Tempur-Pedic sales order backlog reduction. These declines were partially offset by pricing actions to offset commodity inflation. North America adjusted operating margin(1) declined 650 basis points as compared to the operating margin in the fourth quarter of 2021. The decline was primarily driven by the decline in gross margin and operating expense deleverage.

International net sales decreased 14.3% to $255.1 million as compared to $297.5 million in the fourth quarter of 2021. This decline was primarily driven by unfavorable foreign exchange. On a constant currency basis(1), International net sales decreased 2.1% as compared to the fourth quarter of 2021. Gross margin was 55.2% as compared to 54.8% in the fourth quarter of 2021. Operating margin was 20.4% as compared to 20.2% in the fourth quarter of 2021. Adjusted operating margin(1) was 20.7% in the fourth quarter of 2022. There were no adjustments to operating margin in the fourth quarter of 2021.

International net sales through the wholesale channel decreased $18.6 million, or 16.6%, to $93.2 million as compared to the fourth quarter of 2021. International net sales through the direct channel decreased $23.8 million, or 12.8%, to $161.9 million, as compared to the fourth quarter of 2021.

International gross margin improved 40 basis points as compared to the fourth quarter of 2021. The improvement was primarily driven by pricing actions to offset commodity inflation, partially offset by unfavorable mix. International adjusted operating margin(1) improved 50 basis points as compared to the operating margin in the fourth quarter of 2021. The improvement was primarily driven by the improvement in gross margin and operating expense leverage, partially offset by Asia joint venture performance.

Corporate operating expense increased to $40.8 million as compared to $38.2 million in the fourth quarter of 2021. Corporate adjusted operating expense(1) was $36.8 in the fourth quarter of 2022. There were no adjustments to operating expense in the fourth quarter of 2021.

Consolidated net income decreased 42.2% to $101.7 million as compared to $175.8 million in the fourth quarter of 2021. Adjusted net income(1) decreased 45.3% to $96.2 million as compared to $175.9 million in the fourth quarter of 2021. EPS decreased 35.2% to $0.57 as compared to $0.88 in the fourth quarter of 2021. Adjusted EPS(1) decreased 38.6% to $0.54 as compared to $0.88 in the fourth quarter of 2021.

The Company recorded an income tax benefit, on a net basis, of $12.3 million related to its Danish tax matter in the fourth quarter of 2022. The Danish tax authority and the IRS agreed on a preliminary framework to conclude the Company's Danish tax matter for the years 2012 through 2024.

The Company ended the fourth quarter of 2022 with total debt and consolidated indebtedness less netted cash(1) of $2.8 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1)  was 3.10 times for the year ended December 31, 2022.

During the fourth quarter of 2022, the Company repurchased 1.0 million shares of its common stock for a total cost of $30.2 million. Over the last twelve months, the Company has repurchased 19.6 million shares of its common stock for a total cost of $667.4 million. As of December 31, 2022, the Company had approximately $750 million available under its existing share repurchase authorization.

Additionally, today the Company announced that its Board of Directors increased the quarterly cash dividend by 10% to $0.11 per share. This is the third increase to the dividend in the last three years. The dividend is payable on March 9, 2023 to shareholders of record at the close of business on February 23, 2023.

Financial Guidance

For the full year 2023, the Company currently expects adjusted EPS(1) between $2.60 to $2.80. This contemplates the Company's current sales outlook for mid single digit year-over-year growth.

Company Chairman and CEO Scott Thompson commented, "We are pleased to issue 2023 guidance that targets growth on both the top and bottom line. This contemplates Tempur Sealy's continued outperformance across the bedding industry worldwide driven by our key product, brand, and omni-channel initiatives. Our strong competitive position continues to provide us growth opportunities."

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control. The Company is unable to reconcile forward‐looking adjusted EPS, a non‐GAAP financial measure, to EPS, its most directly comparable forward‐looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact EPS in 2023.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, February 9, 2023, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will," "contemplates" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's quarterly cash dividend, the Company's share repurchase targets, the Company's expectations regarding geopolitical events including the war in Ukraine, the macroeconomic environment, foreign exchange rates and fluctuations in such rates, the bedding industry, financial infrastructure, adjusted EPS for 2023 and subsequent periods and the Company's expectations for increasing sales and adjusted EPS growth, product launches, expected hiring and advertising, capital project timelines, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risk factors include the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy®, Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our over 700 Company-owned stores worldwide and e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact:

Lauren Avritt
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Year Ended
	December 31,		Chg %	December 31,		Chg %
	2022	2021		2022	2021
Net sales	$1,187.4	$1,359.6	(12.7)%	$4,921.2	$4,930.8	(0.2)%
Cost of sales	698.2	755.1		2,871.6	2,772.1
Gross profit	489.2	604.5	(19.1)%	2,049.6	2,158.7	(5.1)%
Selling and marketing expenses	247.8	264.8		992.5	923.1
General, administrative and other expenses	101.0	99.0		397.6	353.9
Equity income in earnings of unconsolidated affiliates	(6.7)	(10.1)		(21.1)	(30.6)
Operating income	147.1	250.8	(41.3)%	680.6	912.3	(25.4)%

Other expense, net:
Interest expense, net	31.6	20.5		103.0	66.3
Loss on extinguishment of debt	—	—		—	23.0
Other expense (income), net	1.9	(0.7)		0.4	(1.0)
Total other expense, net	33.5	19.8		103.4	88.3

Income from continuing operations before income taxes	113.6	231.0	(50.8)%	577.2	824.0	(30.0)%
Income tax provision	(11.5)	(54.4)		(119.0)	(198.3)
Income from continuing operations	102.1	176.6	(42.2)%	458.2	625.7	(26.8)%
Income (loss) from discontinued operations, net of tax	0.4	(0.1)		(0.4)	(0.7)
Net income before non-controlling interest	102.5	176.5	(41.9)%	457.8	625.0	(26.8)%
Less: Net income attributable to non-controlling interest	0.8	0.7		2.1	0.5
Net income attributable to Tempur Sealy International, Inc.	$101.7	$175.8	(42.2)%	$455.7	$624.5	(27.0)%

Earnings per common share:

Basic
Earnings per share for continuing operations	$0.59	$0.92		$2.61	$3.17
Earnings per share for discontinued operations	0.01	—		—	—
Earnings per share	$0.60	$0.92	(34.8)%	$2.61	$3.17	(17.7)%

Diluted
Earnings per share for continuing operations	$0.57	$0.88		$2.53	$3.06
Earnings per share for discontinued operations	—	—		—	—
Earnings per share	$0.57	$0.88	(35.2)%	$2.53	$3.06	(17.3)%

Weighted average common shares outstanding:
Basic	170.9	191.3		174.9	197.0
Diluted	177.0	199.8		180.3	204.3

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions)

	December 31, 2022	December 31, 2021
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$69.4	$300.7
Accounts receivable, net	422.6	419.5
Inventories	555.0	463.9
Prepaid expenses and other current assets	148.2	91.5
Total Current Assets	1,195.2	1,275.6
Property, plant and equipment, net	791.1	583.5
Goodwill	1,062.3	1,107.4
Other intangible assets, net	715.8	750.9
Operating lease right-of-use assets	506.8	480.6
Deferred income taxes	11.3	13.6
Other non-current assets	77.3	111.8
Total Assets	$4,359.8	$4,323.4

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current Liabilities:
Accounts payable	$359.8	$432.0
Accrued expenses and other current liabilities	432.7	456.8
Short-term operating lease obligations	105.5	101.7
Income taxes payable	12.8	9.9
Current portion of long-term debt	70.4	53.0
Total Current Liabilities	981.2	1,053.4
Long-term debt, net	2,739.9	2,278.5
Long-term operating lease obligations	453.5	427.0
Deferred income taxes	114.0	129.2
Other non-current liabilities	83.5	140.3
Total Liabilities	4,372.1	4,028.4

Redeemable non-controlling interest	9.8	9.2

Stockholders' (Deficit) Equity:
Common stock, $0.01 par value, 500.0 million shares authorized; 283.8 million shares issued as of December 31, 2022 and 2021	2.8	2.8
Additional paid in capital	598.2	622.0
Retained earnings	2,988.5	2,604.9
Accumulated other comprehensive loss	(176.9)	(99.2)
Treasury stock at cost; 113.4 million and 96.4 million shares as of December 31, 2022 and 2021, respectively	(3,434.7)	(2,844.7)
Total Stockholders' (Deficit) Equity	(22.1)	285.8
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' (Deficit) Equity	$4,359.8	$4,323.4

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions) (unaudited)

	Year Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interest	$457.8	$625.0
Loss from discontinued operations, net of tax	0.4	0.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	127.1	113.2
Amortization of stock-based compensation	53.1	61.4
Amortization of deferred financing costs	3.9	2.8
Bad debt expense	6.7	2.7
Deferred income taxes	(10.5)	11.1
Dividends received from unconsolidated affiliates	22.9	22.9
Equity income in earnings of unconsolidated affiliates	(21.1)	(30.6)
Loss on extinguishment of debt	—	3.0
Foreign currency transaction adjustments and other	0.3	1.5
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(14.8)	(40.4)
Inventories	(101.9)	(106.4)
Prepaid expenses and other assets	(24.2)	125.1
Operating leases, net	4.4	9.2
Accounts payable	(59.5)	50.5
Accrued expenses and other liabilities	(67.3)	(113.8)
Income taxes receivable and payable	1.5	(14.8)
Net cash provided by operating activities from continuing operations	378.8	723.1

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(306.5)	(123.3)
Acquisitions, net of cash acquired	—	(432.8)
Other	(8.8)	1.3
Net cash used in investing activities from continuing operations	(315.3)	(554.8)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	2,303.1	3,664.2
Repayments of borrowings under long-term debt obligations	(1,828.6)	(2,684.9)
Proceeds from exercise of stock options	0.5	14.9
Treasury stock repurchased	(667.4)	(816.3)
Dividends paid	(70.5)	(63.1)
Payment of deferred financing costs	—	(24.9)
Repayments of finance lease obligations and other	(16.2)	(13.4)
Net cash (used in) provided by financing activities from continuing operations	(279.1)	76.5

Net cash (used in) provided by continuing operations	(215.6)	244.8

Net operating cash flows used in discontinued operations	(0.3)	(0.9)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(15.4)	(8.2)
(Decrease) increase in cash and cash equivalents	(231.3)	235.7
CASH AND CASH EQUIVALENTS, beginning of period	300.7	65.0
CASH AND CASH EQUIVALENTS, end of period	$69.4	$300.7

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended December 31, 2022 and 2021:

	Three Months Ended December 31,
(in millions)	Consolidated		North America		International
	2022	2021	2022	2021	2022	2021
Wholesale (a)	$906.1	$1,048.4	$812.9	$936.6	$93.2	$111.8
Direct (b)	281.3	311.2	119.4	125.5	161.9	185.7
	$1,187.4	$1,359.6	$932.3	$1,062.1	$255.1	$297.5

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, online and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)
The Company provides information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense) and operating margin as a measure of operating performance or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended December 31, 2022 and 2021:

	Three Months Ended
(in millions, except per share amounts)	December 31, 2022	December 31, 2021
Net income	$101.7	$175.8
(Income) loss from discontinued operations, net of tax (1)	(0.4)	0.1
Restructuring costs (2)	4.7	—
ERP system transition (3)	3.4	—
Operational start-up costs (4)	1.6	—
Danish tax matter (5)	(12.3)	—
Adjusted income tax provision (6)	(2.5)	—
Adjusted net income	$96.2	$175.9

Adjusted earnings per share, diluted	$0.54	$0.88

Diluted shares outstanding	177.0	199.8

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the years ended December 31, 2022 and 2021:

	Year Ended
(in millions, except per common share amounts)	December 31, 2022	December 31, 2021
Net income	$455.7	$624.5
Loss from discontinued operations, net of tax (1)	0.4	0.7
ERP system transition (3)	15.5	—
Restructuring costs (2)	10.0	—
Operational start-up costs (4)	6.5	—
Loss on extinguishment of debt (7)	—	23.0
Acquisition-related costs (8)	—	6.2
Overlapping interest expense (9)	—	5.2
Danish tax matter (5)	(12.3)	—
Adjusted income tax provision (6)	(7.9)	(7.9)
Adjusted net income	$467.9	$651.7

Adjusted earnings per share, diluted	$2.60	$3.19

Diluted shares outstanding	180.3	204.3

Please refer to Footnotes at the end of this release.

Adjusted Gross Profit and Adjusted Gross Margin and Adjusted Operating Income (Expense) and Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended December 31, 2022.

	4Q 2022
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,187.4		$932.3		$255.1		$—

Gross profit	$489.2	41.2%	$348.4	37.4%	$140.8	55.2%	$—
Adjustments
ERP system transition (3)	3.4		3.4		—		—
Operational start-up costs (4)	1.6		1.6		—		—
Total adjustments	5.0		5.0		—		—

Adjusted gross profit	$494.2	41.6%	$353.4	37.9%	$140.8	55.2%	$—

Operating income (expense)	$147.1	12.4%	$135.9	14.6%	$52.0	20.4%	$(40.8)
Adjustments:
Restructuring costs (2)	4.7		—		0.7		4.0
ERP system transition (3)	3.4		3.4		—		—
Operational start-up costs (4)	1.6		1.6		—		—
Total adjustments	9.7		5.0		0.7		4.0

Adjusted operating income (expense)	$156.8	13.2%	$140.9	15.1%	$52.7	20.7%	$(36.8)

The following table sets forth the Company's reported gross profit and reported operating income (expense) for the three months ended December 31, 2021. The Company had no adjustments to gross profit or operating income (expense) for the three months ended December 31, 2021.

	4Q 2021
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,359.6		$1,062.1		$297.5		$—

Gross profit	$604.5	44.5%	$441.6	41.6%	$162.9	54.8%	$—

Operating income (expense)	$250.8	18.4%	$228.9	21.6%	$60.1	20.2%	$(38.2)
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the year ended December 31, 2022.

	FULL YEAR 2022
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$4,921.2		$3,886.1		$1,035.1		$—

Gross profit	$2,049.6	41.6%	$1,487.3	38.3%	$562.3	54.3%	$—
Adjustments:
ERP system transition (3)	11.1		11.1		—		—
Operational start-up costs (4)	5.8		5.8		—		—
Total adjustments	16.9		16.9		—		—

Adjusted gross profit	$2,066.5	42.0%	$1,504.2	38.7%	$562.3	54.3%	$—

Operating income (expense)	$680.6	13.8%	$642.4	16.5%	$187.2	18.1%	$(149.0)
Adjustments:
ERP system transition (3)	15.5		14.3		—		1.2
Restructuring costs (2)	9.8		1.8		1.3		6.7
Operational start-up costs (4)	6.1		6.1		—		—
Total adjustments	31.4		22.2		1.3		7.9

Adjusted operating income (expense)	$712.0	14.5%	$664.6	17.1%	$188.5	18.2%	$(141.1)

The following table sets forth the Company's reported gross profit and the reconciliation of the Company's operating income (expense) to the calculation of adjusted operating income (expense) for the year ended December 31, 2021. The Company had no adjustments to gross profit for the year ended December 31, 2021.

	FULL YEAR 2021
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$4,930.8		$4,079.2		$851.6		$—

Gross profit	$2,158.7	43.8%	$1,678.0	41.1%	$480.7	56.4%	$—

Operating income (expense)	$912.3	18.5%	$856.7	21.0%	$200.0	23.5%	$(144.4)
Adjustments:
Acquisition-related costs (8)	6.2		—		2.3		3.9

Adjusted operating income (expense)	$918.5	18.6%	$856.7	21.0%	$202.3	23.8%	$(140.5)
Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA and Consolidated Indebtedness Less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

The Company's credit agreement (the "2019 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company’s compliance with requirements under the 2019 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended December 31, 2022 and 2021:

	Three Months Ended
(in millions)	December 31, 2022	December 31, 2021
Net income	$101.7	$175.8
Interest expense, net	31.6	20.5
Income tax provision	11.5	54.4
Depreciation and amortization	48.2	46.6
EBITDA	$193.0	$297.3
Adjustments:
(Income) loss from discontinued operations, net of tax (1)	(0.4)	0.1
Restructuring costs (2)	4.7	—
ERP system transition (3)	3.4	—
Operational start-up costs (4)	1.6	—
Adjusted EBITDA	$202.3	$297.4
The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the year ended December 31, 2022:

Year Ended
(in millions)	December 31, 2022
Net income	$455.7
Interest expense, net	103.0
Income tax provision	119.0
Depreciation and amortization	182.0
EBITDA	$859.7
Adjustments:
Loss from discontinued operations, net of tax (1)	0.4
ERP system transition (3)	15.5
Restructuring costs (2)	10.0
Operational start-up costs (4)	6.5
Adjusted EBITDA	$892.1

Consolidated indebtedness less netted cash	$2,762.6

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	3.10 times
Please refer to Footnotes at the end of this release.

Under the 2019 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the twelve months ended December 31, 2022, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2019 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA is 3.10 times for the trailing twelve months ended December 31, 2022. The 2019 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00:1.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of December 31, 2022. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2019 Credit Agreement for purposes of certain financial covenants.

(in millions)	December 31, 2022
Total debt, net	$2,810.3
Plus: Deferred financing costs (10)	20.5
Consolidated indebtedness	2,830.8
Less: Netted cash (11)	68.2
Consolidated indebtedness less netted cash	$2,762.6

Please refer to Footnotes at the end of this release.

Footnotes:

(1)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(2)	The Company recorded $4.7 million and $10.0 million of restructuring costs in the fourth quarter and year ended 2022, respectively. These costs were primarily associated with professional fees and headcount reductions related to organizational changes, including $0.2 million of other expense for the year ended 2022.
(3)
The Company recorded $3.4 million and $15.5 million of charges related to the transition of its ERP system in the fourth quarter and year ended 2022, respectively. Cost of sales included $3.4 million and $11.1 million of manufacturing facility ERP system transition costs, including labor, logistics, training and travel in the fourth quarter and year end 2022, respectively. Operating expenses included $4.4 million, primarily related to professional fees for the year ended 2022.

(4)
The Company recorded $1.6 million and $6.5 million of operational start-up costs related to the capacity expansion of its manufacturing and distribution facilities in the U.S in the fourth quarter and year ended 2022, respectively, including $0.4 million of other expense for the year ended 2022. Cost of sales included personnel and facility related costs of $1.6 million for quarter ended 2022. Cost of sales and operating expenses included personnel and facility related costs of $5.8 million and $0.3 million for the year ended 2022.

(5)	The Company recorded an income tax benefit, on a net basis, of $12.3 million related to its Danish tax matter in the fourth quarter of 2022. In December 2022, the Danish tax authority and the IRS agreed on a preliminary framework to conclude the Company's Danish tax matter for the years 2012 through 2024.
(6)	Adjusted income tax provision represents the tax effects associated with the aforementioned items, excluding the income tax benefit for the Danish tax matter.
(7)	In the year ended December 31, 2021, the Company recognized $23.0 million of loss on extinguishment of debt associated with the redemption of the 2026 and 2023 senior notes.
(8)	In the year ended December 31, 2021, the Company recognized $6.2 million of acquisition-related costs, primarily related to legal and professional fees and stamp taxes associated with the acquisition of Dreams.
(9)	In the year ended December 31, 2021, the Company incurred $5.2 million of overlapping interest expense during the period between the issuance of the 2029 Senior Notes and the redemption of the 2026 Senior Notes.
(10)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(11)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2019 Credit Agreement.